EXHIBIT 23.1

[Letterhead of Ernst & Young LLP]

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cygnus, Inc. Amended 1991 Employee Stock Purchase Plan and the Cygnus, Inc. 1999 Stock Incentive Plan of our report dated February 1, 2002, except Note 14 as to which the date is February 28, 2002, with respect to the consolidated financial statements of Cygnus, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Palo Alto, California

June 25, 2002